EXHIBIT 99.1

Garmin announces second quarter 2022 results

Schaffhausen, Switzerland / July 27, 2022/ Business Wire – Garmin® Ltd. (NYSE: GRMN), today announced results for the second quarter ended June 25, 2022.

Highlights for second quarter 2022 include:

•
Consolidated revenue of $1.24 billion, a 6% decrease compared to the strong, pandemic-driven prior year quarter
•
The year-over-year strengthening of the U.S. Dollar relative to other major currencies unfavorably impacted consolidated revenue by approximately $57 million
•
Gross and operating margins were 58.7% and 23.6%, respectively
•
Operating income of $293 million, a 21% decrease compared to the prior year quarter
•
GAAP EPS was $1.33 and pro forma EPS(1) was $1.44
•
Celebrated a milestone of more than 25,000 integrated flight deck deliveries
•
Launched the Forerunner 955 Solar and Edge 1040 Solar, our first fitness devices with integrated solar charging capability
•
Entered a new product category with the launch of our dēzl headset for professional truck drivers
•
Garmin auto OEM awarded the Technology and Development Award by Yamaha at their annual global conference

(In thousands, except per share information)	13-Weeks Ended			26-Weeks Ended
	June 25,	June 26,	YoY	June 25,	June 26,	YoY
	2022	2021	Change	2022	2021	Change
Net sales	$1,240,833	$1,326,905	(6)%	$2,413,496	$2,399,232	1%
Fitness	272,095	413,201	(34)%	492,992	721,326	(32)%
Outdoor	381,915	323,405	18%	766,519	579,859	32%
Aviation	204,739	180,832	13%	379,505	354,721	7%
Marine	242,794	261,790	(7)%	496,863	471,163	5%
Auto	139,290	147,677	(6)%	277,617	272,163	2%

Gross margin %	58.7%	58.8%		57.6%	59.3%

Operating income %	23.6%	28.0%		21.6%	25.9%

GAAP diluted EPS	$1.33	$1.64	(19)%	$2.43	$2.78	(13)%
Pro forma diluted EPS(1)	$1.44	$1.68	(14)%	$2.55	$2.85	(11)%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Revenue declined during the second quarter driven primarily by underperformance in our fitness segment,” said Cliff Pemble, President and CEO of Garmin. “Markets continue to normalize following two years of pandemic driven growth, and we also face additional headwinds including the relentless strengthening of the U.S. Dollar, high inflation, and rising interest rates. While we must adjust expectations, we believe that our lineup of innovative products and strategy of diversification will allow us to remain strong in an evolving economic environment.”

Fitness:

Revenue from the fitness segment decreased 34% in the second quarter with declines across all categories led by our advanced wearables and cycling products. Gross and operating margins were 49% and 9% in the quarter, respectively, resulting in $23 million of operating income. During the quarter, we launched our refreshed line of Forerunners including the Forerunner 955 with solar charging capability which provides up to 20 days of battery life in smartwatch mode, premium training features and a new touchscreen interface. We also launched the Forerunner 255 adding triathlon support and recovery insights to the series. Also, during the quarter, we released the Edge 1040 Solar cycling computer featuring solar charging and multi-band GNSS technology, providing more accurate positioning in challenging ride environments such as dense urban areas or under deep tree cover.

Outdoor:

Revenue from the outdoor segment grew 18% in the second quarter primarily due to strong demand for our adventure watches. Gross and operating margins were 66% and 40%, respectively, resulting in $154 million of operating income. During the quarter, we announced the tactix 7, a premium smartwatch with advanced tactical, performance and wrist-based navigation features.

Aviation:

Revenue from the aviation segment grew 13% in the second quarter driven by growth in both OEM and aftermarket categories. Gross and operating margins were 72% and 30%, respectively, resulting in $62 million of operating income. During the quarter, we delivered the 750th integrated flight deck upgrade for King Air aircraft. We also achieved EASA approval for the GFC 600H flight control system for AS350 helicopters.

Marine:

Revenue from the marine segment decreased 7% in the second quarter primarily due to supply chain constraints that limited our ability to satisfy all demand for our products. Gross and operating margins were 57% and 28%, respectively, resulting in $69 million of operating income. During the quarter, we introduced the Echomap UHD2 chartplotter series bringing best-in-class sonar and built-in wireless networking to our 5- and 7-inch combo units. We also launched the quatix 7 smartwatch featuring an always-on touchscreen display, chartplotter control, anchor drag alarm and more.

Auto:

Revenue from the auto segment decreased 6% during the second quarter driven by both OEM and consumer products. Gross margin was 40%, and we recorded an operating loss of $15 million in the quarter driven by ongoing investments in auto OEM programs. During the quarter, we launched our first dēzl headset offering high-quality audio and up to 50 hours of continuous talk time. This premium over-the-road trucking headset is engineered for audio excellence in noisy cab environments.

Additional Financial Information:

Total operating expenses in the second quarter were $436 million, a 6% increase over the prior year. Research and development increased 8% primarily due to engineering personnel costs. Selling, general and administrative expenses increased 6% driven primarily by personnel related expenses and information technology costs. Advertising was relatively flat to the prior year quarter.

The effective tax rate in the second quarter was 7.6% compared to 14.8% in the prior year quarter. The year-over-year decrease in the effective tax rate is primarily due to income mix by jurisdiction and an increase in U.S. tax deductions and credits.

In the second quarter of 2022, we generated approximately $5 million of free cash flow(1). We paid a quarterly dividend of approximately $129 million and repurchased approximately $31 million of the Company’s shares, leaving approximately $269 million remaining in the share repurchase program authorized through December 29, 2023. We ended the quarter with cash and marketable securities of approximately $2.9 billion.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including free cash flow.

2022 Fiscal Year Guidance:

Based on our performance in the first half of 2022, we are adjusting our full year guidance. We now anticipate revenue of approximately $5.0 billion and pro forma EPS of $4.90 based on gross margin of 56.7%, operating margin of 20.0% and a full year effective tax rate of 8.5% (see attached discussion on Forward-looking Financial Measures).

Dividend Payment Date Confirmation:

The board of directors has established September 30, 2022, as the payment date for the next dividend installment of $0.73 per share with a record date of September 15, 2022. At the 2022 annual shareholders’ meeting, Garmin shareholders, in accordance with Swiss corporate law, approved a cash dividend in the total amount of $2.92 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be determined by the board in its discretion. The first payment was made on June 30, 2022. The board currently anticipates the scheduling of the remaining quarterly dividend installments as follows:

Dividend Date	Record Date	$s per share
December 30, 2022	December 15, 2022	$0.73
March 31, 2023	March 15, 2023	$0.73

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, July 27, 2022 at 10:30 a.m. Eastern
Where:	https://www.garmin.com/en-US/investors/events/
How:	Simply log on to the web at the address above

An archive of the live webcast will be available until July 26, 2023 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2022 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, share repurchase programs, currency movements, expenses, pricing, new product launches, market reach, statements relating to possible future dividends, statements related to the ongoing impact of the COVID-19 pandemic, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2021 filed by Garmin with the Securities and Exchange Commission (Commission file number 001-41118). A copy of Garmin’s 2021 Form 10-K can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of June 25, 2022. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, dēzl, Edge, Forerunner, quatix and tactix are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. GFC and Echomap are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Krista Klaus
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Changes in Classification and Allocation

Prior period information presented here has been recast to conform to the current period presentation. Refer to the Current Report on Form 8-K/A announcing the Company’s financial results for the fiscal first quarter ended March 26, 2022 for further description and full recast impacts.

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2022	2021	2022	2021
Net sales	$1,240,833	$1,326,905	$2,413,496	$2,399,232
Cost of goods sold	512,007	546,054	1,022,190	976,825
Gross profit	728,826	780,851	1,391,306	1,422,407

Advertising expense	43,357	42,939	77,490	74,000
Selling, general and administrative expense	191,211	180,717	381,995	352,705
Research and development expense	201,518	186,023	410,524	374,871
Total operating expense	436,086	409,679	870,009	801,576

Operating income	292,740	371,172	521,297	620,831

Other income (expense):
Interest income	8,495	7,018	16,048	14,670
Foreign currency losses	(22,439)	(7,326)	(25,946)	(15,607)
Other income	170	1,195	3,431	2,679
Total other income (expense)	(13,774)	887	(6,467)	1,742

Income before income taxes	278,966	372,059	514,830	622,573
Income tax provision	21,093	55,062	45,366	85,548
Net income	$257,873	$316,997	$469,464	$537,025

Net income per share:
Basic	$1.34	$1.65	$2.43	$2.80
Diluted	$1.33	$1.64	$2.43	$2.78

Weighted average common shares outstanding:
Basic	193,074	192,150	192,980	192,023
Diluted	193,450	192,871	193,515	192,840

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	June 25, 2022	December 25, 2021
Assets
Current assets:
Cash and cash equivalents	$1,087,381	$1,498,058
Marketable securities	526,639	347,980
Accounts receivable, net	698,859	843,445
Inventories	1,454,868	1,227,609
Deferred costs	14,541	15,961
Prepaid expenses and other current assets	340,329	328,719
Total current assets	4,122,617	4,261,772

Property and equipment, net	1,113,562	1,067,478
Operating lease right-of-use assets	128,615	89,457
Noncurrent marketable securities	1,247,490	1,268,698
Deferred income tax assets	347,998	260,205
Noncurrent deferred costs	10,818	12,361
Goodwill	561,395	575,080
Other intangible assets, net	194,070	215,993
Other noncurrent assets	87,131	103,383
Total assets	$7,813,696	$7,854,427

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$319,732	$370,048
Salaries and benefits payable	178,670	211,371
Accrued warranty costs	39,949	45,467
Accrued sales program costs	89,981	121,514
Other accrued expenses	216,862	225,988
Deferred revenue	86,553	87,654
Income taxes payable	127,685	128,083
Dividend payable	564,454	258,023
Total current liabilities	1,623,886	1,448,148

Deferred income tax liabilities	118,062	117,595
Noncurrent income taxes payable	60,233	62,539
Noncurrent deferred revenue	38,297	41,618
Noncurrent operating lease liabilities	106,952	70,044
Other noncurrent liabilities	333	324

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 193,058 shares outstanding at June 25, 2022 and 192,608 shares outstanding at December 25, 2021	17,979	17,979
Additional paid-in capital	2,008,931	1,960,722
Treasury stock (5,019 and 5,469 shares, respectively)	(315,886)	(303,114)
Retained earnings	4,225,521	4,320,737
Accumulated other comprehensive (loss) income	(70,612)	117,835
Total stockholders’ equity	5,865,933	6,114,159
Total liabilities and stockholders’ equity	$7,813,696	$7,854,427

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	26-Weeks Ended
	June 25, 2022	June 26, 2021
Operating Activities:
Net income	$469,464	$537,025
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	58,986	48,776
Amortization	23,870	25,903
(Gain) loss on sale or disposal of property and equipment	(1,666)	207
Unrealized foreign currency losses	21,217	12,205
Deferred income taxes	(66,382)	5,560
Stock compensation expense	39,755	45,301
Realized loss (gain) on marketable securities	773	(374)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	122,428	103,928
Inventories	(294,766)	(177,193)
Other current and noncurrent assets	775	(27,279)
Accounts payable	(29,829)	44,144
Other current and noncurrent liabilities	(74,273)	(39,377)
Deferred revenue	(4,246)	(7,317)
Deferred costs	2,920	5,863
Income taxes	(3,550)	20,670
Net cash provided by operating activities	265,476	598,042

Investing activities:
Purchases of property and equipment	(134,798)	(146,542)
Proceeds from sale of property and equipment	1,672	8
Purchase of intangible assets	(887)	(1,170)
Purchase of marketable securities	(873,110)	(755,360)
Redemption of marketable securities	620,796	720,937
Acquisitions, net of cash acquired	(10,828)	(15,893)
Net cash used in investing activities	(397,155)	(198,020)

Financing activities:
Dividends	(258,249)	(233,860)
Proceeds from issuance of treasury stock related to equity awards	41,050	35,733
Purchase of treasury stock related to equity awards	(14,722)	(17,604)
Purchase of treasury stock under share repurchase plan	(25,117)	—
Net cash used in financing activities	(257,038)	(215,731)

Effect of exchange rate changes on cash and cash equivalents	(21,999)	(2,819)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(410,716)	181,472
Cash, cash equivalents, and restricted cash at beginning of period	1,498,843	1,458,748
Cash, cash equivalents, and restricted cash at end of period	$1,088,127	$1,640,220

The following table includes supplemental financial information for the consumer auto and auto OEM operating segments that management believes is useful.

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment
(In thousands)

					Auto
	Fitness	Outdoor	Aviation	Marine	Total Auto	Consumer Auto	Auto OEM	Total
13-Weeks Ended June 25, 2022
Net sales	$272,095	$381,915	$204,739	$242,794	$139,290	$80,328	$58,962	$1,240,833
Gross profit	134,016	253,255	147,931	137,406	56,218	37,253	18,965	728,826
Operating income (loss)	23,462	154,250	61,745	68,619	(15,336)	9,121	(24,457)	292,740

13-Weeks Ended June 26, 2021
Net sales	$413,201	$323,405	$180,832	$261,790	$147,677	$86,278	$61,399	$1,326,905
Gross profit	225,192	208,158	131,934	152,609	62,958	42,261	20,697	780,851
Operating income (loss)	113,733	120,843	51,126	91,091	(5,621)	16,355	(21,976)	371,172

26-Weeks Ended June 25, 2022
Net sales	$492,992	$766,519	$379,505	$496,863	$277,617	$145,458	$132,159	$2,413,496
Gross profit	240,205	500,751	275,474	265,987	108,889	68,213	40,676	1,391,306
Operating income (loss)	24,043	303,229	101,871	127,501	(35,347)	12,953	(48,300)	521,297

26-Weeks Ended June 26, 2021
Net sales	$721,326	$579,859	$354,721	$471,163	$272,163	$148,673	$123,490	$2,399,232
Gross profit	398,737	379,833	258,116	273,989	111,732	74,225	37,507	1,422,407
Operating income (loss)	184,415	212,854	96,140	153,997	(26,575)	25,393	(51,968)	620,831

Garmin Ltd. and Subsidiaries
Net Sales by Geography
(In thousands)

	13-Weeks Ended			26-Weeks Ended
	June 25,	June 26,	YoY	June 25,	June 26,	YoY
	2022	2021	Change	2022	2021	Change
Net sales	$1,240,833	$1,326,905	(6)%	$2,413,496	$2,399,232	1%
Americas	646,172	646,393	(0)%	1,216,807	1,150,085	6%
EMEA	412,550	488,724	(16)%	810,027	888,232	(9)%
APAC	182,111	191,788	(5)%	386,662	360,915	7%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods. In the first half 2022 and 2021 there were no such discrete tax items identified.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended		26-Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2022	2021	2022	2021
GAAP net income	$257,873	$316,997	$469,464	$537,025
Foreign currency losses(1)	22,439	7,326	25,946	15,607
Tax effect of foreign currency losses(2)	(1,697)	(1,084)	(2,286)	(2,145)
Pro forma net income	$278,615	$323,239	$493,124	$550,487

GAAP net income per share:
Basic	$1.34	$1.65	$2.43	$2.80
Diluted	$1.33	$1.64	$2.43	$2.78

Pro forma net income per share:
Basic	$1.44	$1.68	$2.56	$2.87
Diluted	$1.44	$1.68	$2.55	$2.85

Weighted average common shares outstanding:
Basic	193,074	192,150	192,980	192,023
Diluted	193,450	192,871	193,515	192,840

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency losses was calculated using the effective tax rates of 7.6% and 8.8% for the 13-weeks and 26-weeks ended June 25, 2022, respectively and 14.8% and 13.7% for the 13-weeks and 26-weeks ended June 26, 2021, respectively.

Free cash flow

Management believes that free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended		26-Weeks Ended
	June 25,	June 26,	June 25,	June 26,
	2022	2021	2022	2021
Net cash provided by operating activities	$79,842	$229,680	$265,476	$598,042
Less: purchases of property and equipment	(75,084)	(109,648)	(134,798)	(146,542)
Free Cash Flow	$4,758	$120,032	$130,678	$451,500

Forward-looking Financial Measures

The forward-looking financial measures in our 2022 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.12 per share for the 26-weeks ended June 25, 2022.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2022 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.